Description of Undocumented Agreement between Biofuel Technologies, Inc.
and Kenneth Rakestraw with respect to the Repayment of Certain Expenses
Incurred by Mr. Rakestraw on behalf of the Company in the Amount of $35,371

During 2008, Kenneth Rakestraw, the President of Biofuel Technologies, Inc. (the “Company”), paid $35,371 of operating expenses on behalf of the Company.  The Company and Mr. Rakestraw have agreed that the Company will repay these funds to Mr. Rakestraw without interest at such time as the Company has cash flow from operations sufficient to support repayment.  The obligation of the Company to Mr. Rakestraw as described herein was approved by resolution of the board of directors of the Company but otherwise remains undocumented.